Exhibit 10.3

July 30, 2018

Robert G. O’Brien

Forest City Employer, LLC

127 Public Square, Suite 3100

Cleveland, OH 44114

Re:	Employment Agreement

Dear Robert:

This letter is to affirm our intent to have you serve as an employee of Forest City Employer, LLC (the “Company”) effective as of January 1, 2016 (the “Effective Date”). The following letter agreement (the “Agreement”) outlines the terms and conditions of your employment. You and the Company are parties to a letter agreement (the “Original Agreement”) dated as of the Effective Date. The Company and Employee hereby amend and restate the Original Agreement, as set forth herein, so that this Agreement replaces and supersedes the Original Agreement in its entirety.

1.	Employment

The Company agrees to employ you and you agree to such employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the earlier of (i) the Date of Termination (as defined below), or (ii) the first anniversary of the Effective Date. Unless terminated prior to such date, the Term shall be automatically renewed for successive one-year periods on the terms and subject to the conditions of this Agreement, commencing on the first anniversary of the Effective Date and on each anniversary date thereafter, unless either the Company or you gives the other party written notice, at least 180 days prior to the end of such initial or extended Term, of its or your intention not to renew this Agreement or your employment. Any reference to the “Term” of this Agreement shall include the original term and any extension. As provided for herein, you agree to also perform services for Forest City Realty Trust, Inc. (“Forest City”) and its affiliates (Forest City, the Company, and any of their respective affiliates or subsidiaries are referred to herein collectively as the “Forest City Group”) without receiving additional consideration for such services.

2.	Position and Duties

You agree to serve as an employee of the Company. In addition, you agree to serve (i) as Executive Vice President and Chief Financial Officer of Forest City and (ii) in such other position or positions within the Forest City Group as may be reasonably requested by the Company or any other member of the Forest City Group, in each case without any additional consideration. You will be responsible for planning, implementing, managing and controlling all financial-related activities of the Forest City Group. This will include direct responsibility for accounting, finance, forecasting, strategic planning, investment analysis and negotiations, investor relationships, private and institutional financing and capital market transactions. You will report directly to the Chief Executive Officer of Forest City. During the Term, you shall perform your duties faithfully, honestly, diligently and conscientiously, and in accordance with the policies and procedures generally applicable to employees of the Company and the other members of the Forest City Group. You acknowledge and agree to comply with the stock ownership guidelines maintained by Forest City applicable to your position, as the same may be amended from time to time.

3.	Compensation and Benefits

a)	Base Salary. During the Term, the Company will pay you an annualized base salary (“Annual Base Salary”) at a rate of not less than $600,490, payable in regular installments in accordance with the Company’s customary payroll practices. During the Term, the Annual Base Salary shall be reviewed by the Compensation Committee of Forest City (the “Compensation Committee”), and adjusted, based upon your performance and the Forest City Group’s performance and competitive with industry standards.

b)	Bonus. For each fiscal year during the Term, you will participate in the Company’s Short-Term Incentive Plan (the “STIP”) and the Long-Term Incentive Plan (the “LTIP”) under terms and conditions established by the Board of Directors of Forest City (the “Board’) or the Compensation Committee from time to time.

c)	Vacation and Benefits. During the Term, you will participate in the Company’s paid time-off program and other Company benefits consistent with applicable policies for the executive officers of Forest City, including but not limited to benefits substantially comparable to those provided to you by Forest City Enterprises, Inc. immediately prior to the Effective Date.

4.	Termination of Employment

a)	Death and Disability. Your employment will terminate automatically upon the date of your death. If the Company determines in good faith that your Disability (as defined below) has occurred during the Term, it may give to you written notice of its intention to terminate your employment; provided that such notice is provided no later than 180 days following your first day of Disability. In such event, your employment will terminate effective on the 30th day after receipt of such notice by you (the “Disability Effective Date”), provided that, within the 30 days after such receipt, you shall not have returned to full-time performance of your duties. For purposes of this Agreement, “Disability” shall mean the inability of you to perform the essential duties of the position held by you by reason of any medically determined physical or mental impairment that lasts for 150 consecutive days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and you or your legal representative.

b)

Cause. Your employment with the Company may be terminated with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) your conviction, a guilty plea or plea of nolo contendere by you for (x) any crime involving dishonesty with respect to the Forest City Group, or (y) any felony; or (ii) a material breach by you of the Code of Legal and Ethical Conduct or other written Forest City Group policies, your obligations under this Agreement, or any laws material to the conduct of the Forest City Group’s business. The cessation of your employment will not be deemed to be for Cause unless and until (A) there shall have been delivered to you a copy of a resolution duly adopted by majority vote of the Compensation Committee (after reasonable notice is provided to you that specifically identifies the manner and sets forth the specific acts of which the Compensation Committee believes that you may be guilty of the conduct described in subparagraph (i) through and including (ii), and you are given an opportunity, together with counsel, to be heard before the Compensation Committee), finding that, in the good faith opinion of the majority of the Compensation Committee, you are guilty of the conduct described in subparagraph (i) through and including (ii) above, and (B) you shall fail to cure such conduct (if curable) within a reasonable time period established by the Compensation Committee of not less than thirty (30) calendar days after your receipt of such notice.

c)

Good Reason. Your employment with the Company may be terminated by you with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without your consent: (i) a material reduction of your duties or responsibilities set forth in Section 2, including any change in your officer status; (ii) a material reduction of your Annual Base Salary, STIP target opportunity, LTIP target opportunity or total direct compensation opportunity (provided that for purposes of this clause (ii) a material reduction shall be any reduction of greater than 10% occurring during the Term); (iii) a material change in geographic location at which you must perform services under this Agreement from the Company’s offices at which you were principally employed (the Company has determined that a relocation of more than fifty (50) miles would constitute such a material change); or (iv) a material breach by the Company or Forest City of this Agreement. A termination of your employment by you shall not be deemed to be for Good Reason unless (x) you give notice to the Company of the existence of the event or condition constituting Good Reason within 90 days after you have knowledge that such event or condition initially occurs or exists, (y) the Company fails to cure such event or condition within 30 days after receiving such written notice (or, if earlier, the last day of the Term), and (z) your Date of Termination (as defined below) occurs not later than 150 days after such event or condition initially occurs or exists (or, if earlier, the last day of the Term).

d)

Notice of Termination. Any termination by the Company for Cause, or by you for Good Reason, shall be communicated by a written notice to the other party which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Company or you to set forth in the notice of termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or you, respectively, hereunder or preclude the Company or you, respectively, from asserting such fact or circumstance in enforcing the Company’s or your rights hereunder.

e)

Date of Termination. “Date of Termination” means (i) if your employment is terminated by the Company for Cause, or by you for Good Reason, the date of receipt of the notice of termination or any later date specified within 30 days of such notice, as the case may be, (ii) if your employment is terminated by the Company other than for Cause or Disability, or if you voluntarily resign without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing, between the date of the notice and the proposed date of termination specified in the notice, (iii) if your employment is terminated by reason of death, the date of your death, (iv) if your employment is terminated by the Company due to Disability, the Disability Effective Date, or (v) if your employment is terminated at the end of the Term.

5.	Severance Payments

a)

Disability; Other than for Cause or Good Reason. If, during the Term, the Company terminates your employment for Disability or other than for Cause, or if you terminate your employment for Good Reason:

i.

The Company shall pay to you the sum of: (A) the portion of your Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) the amount of any incentive compensation under the STIP or LTIP that has been earned by you for a completed fiscal year or other measuring period preceding the Date of Termination, but has not yet been paid to you; and (C) any accrued paid time-off, to the extent not previously paid (the sum is referred to as the “Accrued Benefits”). Unless subject to a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan, the Accrued Benefits described in clauses (A) and (C) shall be paid in a single lump sum within 30 days after the Date of Termination and the Accrued Benefits described in Clause (B) shall be paid in a single lump sum within 30 days after the Date of Termination (but in no event later than two and one half months following the end of the fiscal year or other measuring period preceding the Date of Termination).

ii.

The Company shall pay or provide to you the severance benefits described in this Section 5(a)(ii) if and only if you sign and do not revoke a release of claims agreement in the form attached as Exhibit A, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), and the Release becomes effective and irrevocable no later than the 60th day following your Date of Termination (the “Release Deadline”). If these conditions are not satisfied, then you will forfeit any right to severance payments under this Section 5(a)(ii). To become effective and irrevocable, the Release must be executed by you and any revocation periods (as required by statute, regulation, or otherwise) must have expired without you having revoked the Release. The severance benefits under this Section 5(a)(ii) are as follows:

(A)

Two times the sum of (I) your Annual Base Salary, (II) the average of the annual incentives payable to you under the STIP for the last three full fiscal years prior to the Date of Termination, (III) an amount equal to 12 monthly long-term care premiums, based on the level of coverage in effect for you immediately prior to the Date of Termination, and (IV) an amount equal to your annual health care subsidy payment as in effect immediately prior to the Date of Termination. The Company shall pay this amount within 10 days after the date that the Release becomes effective and irrevocable; provided, however, that if the Release Deadline could occur in the calendar year immediately following your Date of Termination, then the amount shall be paid within 10 days after the date of the Release Deadline (even if the Release has become effective and irrevocable in accordance with its terms prior to that date).

(B)

The annual incentive that would have been payable to you under the STIP for the fiscal year during which the Date of Termination occurs, determined as if you had remained employed for the entire year (and any additional period of time necessary to be eligible to receive the annual incentive for the year), based on actual performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), pro-rated based on the number of days in Forest City’s fiscal year through (and including) your Date of Termination. The pro-rated annual incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the STIP for that fiscal year (pursuant to the terms of the STIP but in no event later than two and one-half months after the fiscal year during which the Date of Termination occurs), or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(C)

If and only if the Date of Termination occurs in the second half of a performance period under the LTIP, the cash LTIP and performance shares that would have been payable to you for that particular performance period (and only that performance period), determined as if you had remained employed for the entire performance period (and any additional period of time necessary to be eligible to receive payment for the performance period), based on actual performance during the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of payment (other than discretionary adjustments applicable to all senior executives who did not terminate employment), pro-rated based on the number of days in the performance period through (and including) your Date of Termination. The cash LTIP and performance shares earned, if any, shall be payable in a single lump sum at the same time that payments are made to other participants in the LTIP for that performance period (pursuant to the terms of the LTIP but in no event later than two and one-half months after the performance period during which the Date of Termination occurs), or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(D)

All outstanding and unvested Forest City restricted shares, restricted share units and stock options that are subject to a vesting schedule based solely on continued service (and specifically excluding any awards with respect to which the number of shares earned depends upon performance) shall become immediately vested and exercisable. In addition, all outstanding and vested Forest City stock options (including those that vest pursuant to the operation of the immediately preceding sentence) will remain exercisable for the full duration of their term.

iii.

To the extent not previously paid or provided in Section 5(a)(i) above, the Company shall pay or provide, or cause to be paid or provided, to you any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy or practice or contract or agreement of the Forest City Group, including any benefits to which you are entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the Company’s unfunded nonqualified supplemental retirement plan (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

b)

Death; Cause; Other than for Good Reason; Expiration of Term. If your employment is terminated for Cause, or if you voluntarily terminate your employment without Good Reason or you die, or upon expiration of the Term due to either party’s election not to renew the then-current term, this Agreement shall terminate without further obligations to you other than the obligation to pay to you your Accrued Benefits through the Date of Termination and the Other Benefits, in each case to the extent not previously paid or provided.

c)

Full Settlement. Except as otherwise provided in Section 8 of this Agreement, or in the applicable compensation recovery policy maintained by Forest City from time to time, as the same may be amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Forest City Group may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment. If you receive payments under Section 5(a)(ii) of this Agreement, then you shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of the Forest City Group, unless otherwise authorized by the Compensation Committee, in its discretion.

6.	Confidential Information

You acknowledge that the information, observations and data obtained by you while employed by the Company pursuant to this Agreement, as well as those obtained by you while employed by Forest City Enterprises, Inc. or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Forest City Group or any predecessors thereof, including, without limitation, information relating to the products, suppliers, customers, processes, costs, prices, business plans and strategies of the Forest City Group or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of your acts or omissions to act in violation of this Agreement) (hereinafter defined as “Confidential Information”) are the property of the Forest City Group. Therefore, you agree that both during and after the Term you will not disclose any Confidential Information without the prior written consent of the Chairman of the Board (which may be withheld for any reason or no reason) unless and except to the extent that such disclosure is (i) made in the ordinary course of your performance of your duties under this Agreement or (ii) required by any subpoena or other legal process (in which event you will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that you shall not use any Confidential Information for your own account without the prior written consent of the Chairman of the Board (which may be withheld for any reason or no reason). You will deliver to the Company at the termination of the Term, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Forest City Group which you may then possess or have under your control. Your obligations under this Section 6 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which you may have to the Forest City Group under general legal or equitable principles, and federal, state or local law.

7.	Non-Solicitation; Non-Competition; Non-Disparagement

You acknowledge that the services provided under this Agreement give you the opportunity to have special knowledge of the Forest City Group, its Confidential Information, and the capabilities of individuals employed by or affiliated with the Forest City Group. You further acknowledge that interference with those business or employment relationships of the Forest City Group would cause irreparable injury to the Forest City Group. Consequently, you agree to be subject to the following restrictive covenants:

a)

You agree that during the period commencing on the date of this Agreement and ending two years after the Date of Termination (the “Protection Period”), and provided that the Company has not materially breached its obligations under Section 5 hereof, you will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or limited liability company or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, in the United States, (i) have any direct or indirect equity or other ownership interest in, or provide any financial or other assistance (whether as a lender, investor or otherwise) to, any Competitive Business (as defined below); (ii) perform services as a director, officer, manager, employee, member, consultant, representative, agent or otherwise for any Competitive Business; or (iii) otherwise engage in any Competitive Business, including, without limitation, by diverting or attempting to divert from the Forest City Group any business whatsoever by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers of the Forest City Group (or any potential customers with whom the Forest City Group had business contact during the one-year period ending on the Date of Termination). For purposes of this Section 7, the term “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a real estate business that is competitive with the commercial office, retail rental, and/or multifamily residential portfolios owned or managed by any member of the Forest City Group as of the Date of Termination (or any significant business that is being actively pursued as of the Date of Termination by any member of the Forest City Group).

b)

You agree that during the Protection Period, and provided that the Company has not materially breached its obligations under Section 5 hereof, you will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or limited liability company or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, induce or attempt to induce any employee of any member of the Forest City Group, but only with respect to employees with whom you had direct contact while employed by the Company pursuant to this Agreement, as well as those with whom you had direct contact while employed by Forest City Enterprises, Inc. or any of its subsidiaries or affiliates or any predecessor thereof at prior to the date of this Agreement, to quit or abandon their employ.

c)

You agree to refrain, both during and after the Term, from publishing or providing any oral or written statements about the Forest City Group, or any of such member’s officers, directors, managers, employees, agents or representatives that are disparaging, slanderous, libelous or defamatory, or that disclose private or Confidential Information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness.

d)

Likewise, the Forest City Group shall not publish or provide any oral or written statements about you or your family that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about your business or personal affairs, or that constitute an intrusion into your private life, or that give rise to unreasonable publicity about your private life, or that place you or your family in a false light before the public or that constitute a misappropriation of your name or likeness.

e)

Nothing in this Section 7 shall prohibit you from being: (i) a shareholder in a mutual fund or a diversified investment company or (ii) an owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, provided that you have no active participation in the business of such corporation or other entity.

f)

You agree and acknowledge that the promises and obligations made by the Company in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 5(a)(ii) hereof) constitute sufficient consideration for the covenants contained in this Section 7. You also agree and acknowledge that the covenants contained in this Section 7: (i) are reasonable in period, scope and area, and (ii) are necessary to protect legitimate proprietary and business interests of the Forest City Group. If, at the time of enforcement of this Section 7, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or area permitted by law.

g)

Your obligations set forth in this Section 7 shall remain in full force and effect for the entire period provided herein notwithstanding the termination of your employment under this Agreement for any reason; provided that your obligations under Section 7(a) shall cease if the Company terminates your employment for Cause or you terminate your employment for Good Reason.

8.	Enforcement

Because your services are unique and because you have access to Confidential Information and work product, the parties hereto agree that the Forest City Group would be damaged irreparably in the event any of the provisions of Sections 6 and 7 hereof were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company (or its successors or assigns) and other members of the Forest City Group shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

9.	Survival

Subject to any limits on applicability contained therein, Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or this Agreement.

10.	Notices

Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to you shall be sent to your most recent address provided to the Company. Notices to the Company should be sent to the Chairman of the Board and the Executive Vice President of Human Resources of Forest City, with a copy to the General Counsel of Forest City, at the address of the Company’s headquarters. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

11.	Successors and Assigns; Forest City Group

This Agreement is personal to you, and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in the immediately following sentence, without the prior written consent of you this Agreement shall not be assignable by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. If a particular action is required to be taken, or a particular notice is required to be given, by the Company, and such action or notice is in fact taken by, or such notice is in fact given by, Forest City, then such action or notice shall be deemed to have been taken or given by the Company. Notwithstanding anything to the contrary contained in this Agreement, you agree that you are an employee only of the Company (or it successors or assigns, if applicable) and not an employee of any other entity or member of the Forest City Group.

12.	Amendment and Waiver

The provisions of this Agreement may be amended or waived only with the prior approval of the Board and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13.	Miscellaneous

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles.

14.	Section 409A Compliance

a)

Section 409A of the Internal Revenue Code (“Section 409A”) imposes payment restrictions on “separation pay” (i.e., payments owed to you upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to you, including immediate taxation, interest and a 20%

penalty tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A of the Code, to the maximum extent possible. If neither of these exceptions applies, then notwithstanding any provision in this Agreement to the contrary:

i.

All amounts that would otherwise be paid or provided during the first six months following the date of termination shall instead be accumulated through and paid or provided (together with interest on any delayed payment at the applicable federal rate under the Internal Revenue Code), on the first business day following the six-month anniversary of your termination of employment.

ii.

Any expense eligible for reimbursement must be incurred, or any entitlement to a benefit must be used, during the Term (or the applicable expense reimbursement or benefit continuation period provided in this Agreement). The amount of the reimbursable expense or benefit to which you are entitled during a calendar year will not affect the amount to be provided in any other calendar year, and your right to receive the reimbursement or benefit is not subject to liquidation or exchange for another benefit. Provided the requisite documentation is submitted, the Company will reimburse the eligible expenses on or before the last day of the calendar year following the calendar year in which the expense was incurred.

b)	For purposes of this Agreement, “termination of employment” or words or phrases to that effect shall mean a “separation from service” within the meaning of Section 409A.

15.	Dispute Resolution

a)

In the event any claim, dispute or controversy arises in connection with this Agreement or the interpretation or enforcement of any provision of this Agreement and the claim, dispute or controversy is not resolved within 30 days through informal, good faith negotiations between the parties, the claim, dispute or controversy shall be referred to non-binding mediation. It is agreed that any mediation shall be conducted in Cleveland, Ohio, or some other location upon mutual consent of the parties involved, at a time and place convenient to the mediator and the parties involved.

b)

The parties shall, in good faith, select a mediator who is mutually agreeable to both sides. Each party shall bear his or its own costs and attorneys’ fees associated with the mediation and shall share equally the responsibility for paying the mediator’s fee.

c)

Should any claim, dispute, or controversy remain in existence between the parties after the completion of the two-step resolution process set forth above, either party may pursue its remedies for such breach in a court of competent jurisdiction in Cleveland, Ohio.

16.	Severability

In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change so as to cause performance of the terms and conditions of this Agreement to be unreasonable.

17.	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. Without limiting the forgoing, the Employment Agreement between you and Forest City Enterprises, Inc. dated September 22, 2011 and as amended as of January 1, 2014, is hereby superseded, replaced in its entirety and considered null and void, and your employment with Forest City Enterprises, Inc. is hereby terminated, in each case immediately prior to the Effective Date.

[Signatures on the following page]

If the foregoing correctly sets forth our understanding, please sign, date and return three originally signed copies of this Agreement to the undersigned for execution on behalf of the Company. After this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

The parties hereto have signed this Agreement as of the 30th day of July, 2018.

FOREST CITY EMPLOYER, LLC

/s/ Ketan K. Patel
By: Ketan K. Patel
Its: Executive Vice President, General Counsel & Secretary

ACCEPTED AND AGREED:

/s/ Robert G. O’Brien
Robert G. O’Brien

GUARANTEE

In order to induce you to enter into the foregoing Agreement, Forest City hereby unconditionally and irrevocably guarantees to you and your estate and legal representatives that it will cause the Company to perform each and all of its obligations under this Agreement in accordance with the terms hereof. This guarantee of performance is a principal obligation of the undersigned and shall continue in full force and effect notwithstanding any amendments or modifications to this Agreement.

FOREST CITY REALTY TRUST, INC.

/s/ Ketan K. Patel
By: Ketan K. Patel
Its: Executive Vice President, General Counsel & Secretary

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is entered into between Forest City Employer, LLC (the “Company”) and Robert G. O’Brien (the “Employee”) as of                     , 20        . The Company and the Employee agree as follows:

1. Employment Status. The Employee’s employment with the Company and its affiliates terminated on                                         , 20    .

2. Payment and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide the Employee with certain payments and benefits set forth in Section 5(a)(ii) of the Employment Agreement between the Company and Employee dated                 , 20         (the “Employment Agreement”), upon the terms, and subject to the conditions, of the Employment Agreement.

3. No Liability. This Release does not constitute an admission by the Company, or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.

4. Release.

(a) In consideration of the payments and benefits set forth in Section 5(a)(ii) of the Employment Agreement, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, Forest City Realty Trust, Inc., and each of their respective parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, officers, directors, partners, agents, attorneys, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Company Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Employee has, had, or may ever have against the Company Releasees relating to or arising out of the Employee’s employment or separation from employment with the Company, from the beginning of time and up to and including the date the Employee executes this Release. This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection

Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision), (v) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that the Employee is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), and (vi) any other statutory or common law claims related to the Employee’s employment with the Company or the separation of the Employee’s employment with the Company; provided, however, that nothing herein shall release any obligation of the Company under the Employment Agreement.

In addition, nothing in this Release is intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim the Employee believes he may have against the Company Releasees. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf.

(b) In consideration of the Employee’s release of claims set forth in Section 4(a) of this Release, the Company, Forest City Realty Trust, Inc. and each of their respective parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Company Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which any of the Company Releasors has, had, or may ever have against any of the Employee Releasees relating to or arising out of the Employee’s employment or separation from employment with the Company, from the beginning of time and up to and including the date the Employee executes this Release; provided, however, that nothing herein shall release any obligation of the Employee under the Employment Agreement.

5. Bar. The Employee and the Company acknowledge and agree that if he or it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the other party with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the other party all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

6. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles.

7. Acknowledgment. The Employee has read this Release, understands it, and voluntarily accepts its terms, and the Employee acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of at least twenty-one (21) days in which to consider entering into this Release. The Employee acknowledges and agrees that the payments and benefits provided under Section 5 (a)(ii) of the Employment Agreement represent substantial value over and above that to which the Employee would otherwise be entitled.

8. Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release by delivering written notice to the Company, and this Release shall not become effective or enforceable until such revocation period has expired. The Employee understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 5(a)(ii) of the Employment Agreement.

9. Miscellaneous. This Release is the complete understanding between the Employee and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Employee has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

10. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

FOREST CITY EMPLOYER, LLC

By:
Its:

Employee:

[SAMPLE RELEASE — DO NOT SIGN]

Robert G. O’Brien